PEOPLES BANCORP, INC.
                                100 Spring Avenue
                                  P. O. Box 210
                        Chestertown, Maryland 21620-0210
_____________________________________________________________________________

                                PROXY STATEMENT
                      2001 ANNUAL MEETING OF SHAREHOLDERS
                                MAY 16, 2001
_____________________________________________________________________________


Peoples is sending this Proxy Statement to you for the solicitation of proxies by the Board of Directors of Peoples to be voted at the Annual Meeting. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about April 16, 2001.

ABOUT THE MEETING

When and Where is the Annual Meeting?

The Annual Meeting will be held at 12:30 p.m., local time on Wednesday, May 16, 2001 at Christ United Methodist Church Parish Hall, 401 High Street, Chestertown, Maryland.

What Matters Will be Voted on at the Annual Meeting?

At the Annual Meeting you are asked to:

* Elect 14 persons to serve on the Board of Directors of Peoples until the next Annual Meeting of shareholders.
* Ratify the selection of Rowles & Company as the independent auditor and accountant for Peoples, and
* Consider whatever other business may be properly brought before the Annual Meeting.

Who is Entitled to Vote?

Only shareholders of record on the record date, March 1, 2001, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. On March 1, 2001, there were 830,661 shares of Peoples common stock outstanding. Each share of Peoples common stock is entitled to one vote on each matter considered at the meeting, including one vote for each director to be elected. Shareholders are not entitled to cumulate their votes in the election of directors.

What Constitutes a Quorum?

Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares eligible to vote at the Annual Meeting is required for a quorum to exist. Under applicable Maryland corporate law and the Articles of Incorporation and By-Laws of the Company, proxies received by the Company specifying an abstention as to any proposal will cause the shares so represented to be counted toward a quorum, but are not counted as favorable votes and, therefore, have the same effect as a vote against the proposal.
To the extent holders or brokers having the right to vote shares do not attend the meeting or return a proxy, such shares will not count toward a quorum and, if a quorum is otherwise achieved, will have no effect on the vote of the proposals considered at the meeting.

What Vote is Required to Elect the Directors?

The 14 nominees for election as directors who receive the greatest number of votes will be elected directors. Votes may be cast in favor of some or all of the nominees for election to the Board of Directors or withheld as to some or all of the nominees. Votes withheld from a nominee will have the same effect as a vote against the nominee.

How do I Vote?

If you complete and properly sign the accompanying proxy form and return it to Peoples, it will be voted as you direct. If you properly sign and return the proxy but give no directions as to how it is to be voted, the shares represented by your proxy will be voted FOR the nominees for directors listed in the Proxy Statement and FOR the ratification of the appointment of Rowles & Company as the independent auditors and accountants for Peoples. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy, Robert A. Moore and Alexander P. Rasin, III, will have discretion to vote on those matters according to their best judgment. "Street name" shareholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares. Shareholder votes are tabulated by the Company's Registrar and Transfer Agent.

Can I Change My Vote After I Return My Proxy?

Yes. Even after you have submitted your proxy, your proxy may be withdrawn at any time before it is voted by:

* delivering written notice of such withdrawal to Marie Brennan, Peoples Executive Secretary, at 100 Spring Avenue, P.O. Box 210, Chestertown, Maryland 21620-0210 on or before the taking of the vote at the Annual Meeting,
*     completing a later dated proxy,
*     or attending the Annual Meeting and voting in person.

Who Pays the Cost of Soliciting Proxies?

The enclosed proxy is solicited by the Board of Directors of Peoples.
Peoples will bear the cost of soliciting proxies for the Annual Meeting. In addition to soliciting proxies by mail, the directors, officers and employees of Peoples may solicit proxies personally or by telephone or fax. None of those individuals who solicit proxies will receive any compensation for their solicitation other than their regular compensation for the positions they hold. Peoples does not intend to pay any compensation to any other persons for the solicitation of proxies. Peoples will, however, reimburse brokerage houses and their custodians, nominees and fiduciaries for reasonable expenses to mail proxy materials for beneficial owners. Such expenses are estimated not to exceed $1,000.

STOCK OWNERSHIP

Who are the Largest Owners of Peoples Stock?

As of March 1, 2001, the only persons believed by management to be the beneficial owners of more than 5% of Peoples outstanding common stock are set forth in the table below. The information is based on the most recent
Schedule 13G prepared by such person and filed with the Securities and Exchange Commission.

                                                                Percentage of
                                             Amount and Nature      Common
                                              of Beneficial          Stock
Name and Address of Beneficial Owner            Ownership         Outstanding
------------------------------------       ------------------ ---------------
Nylon Capital Shopping Center, Inc                 90,684(a)          10.92%
P. O. Box 266
Chestertown, MD 21620-0266

Alexander P. Rasin, III                            55,005(b)           6.62%
P. O. Box 228
Chestertown, MD 21620-0228
-------------------------

(a) Elmer E. Horsey, director of Peoples, and President of Nylon Capital Shopping Center, Inc. has voting rights of 89,100 shares owned by Nylon Capital Shopping Center, Inc., as well as 864 shares owned by his wife.
(b) Alexander P. Rasin, III, partner in the law firm of Rasin Wright & Wootton, and a director of Peoples, has shared voting rights of 46,920 shares registered in a family trust, as well as 1,422 shares owned by his wife.

How Much Stock do the Directors and Executive Officers of Peoples Own?

As of March 1, 2001, the Board of Directors and executive officers of Peoples beneficially owned 227,139 shares (27.34%), directly and indirectly, of the issued and outstanding common stock of Peoples.

The following table sets forth, as of March 1, 2001, certain information concerning shares of the Common Stock of Peoples beneficially owned by

*     the chief executive officer of the Company
*     all directors and nominees for directors of the Company
*     all directors and executive officers of the Company as a group.

For purposes of this table, and according to Rule 13d-3 under the Securities Exchange Act of 1934, a person is the beneficial owner of any shares if he or she has voting and/or investment power over those shares. The table includes shares owned by spouses, immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

                                                  Amount and
                                             Nature of Beneficial  Percent of
Name and address of Beneficial Owner             Ownership (1)      Class (1)
------------------------------------        --------------------   ----------
Directors:

Robert W. Clark, Jr                                  6,390(2)          *

LaMonte E. Cooke                                        20             *

Gary B. Fellows                                         20             *

Herman E. Hill, Jr                                   5,050(3)          *

Elmer E. Horsey                                     90,684(4)        10.92%

Arthur E. Kendall                                    2,221             *

P. Patrick McClary                                   6,279             *

Robert A. Moore                                      6,315(5)          *

E. Roy Owens                                         4,159(6)          *

Alexander P. Rasin, III                             55,005(7)         6.62%

Stefan R. Skipp                                     31,800(8)         3.83%

Thomas G. Stevenson                                 11,085(9)         1.33%

Elizabeth A. Strong                                    309             *

William G. Wheatley                                  6,937(10)         *

All Directors and Executive Officers of the Company
 as a group (15 persons) (11)                      227,139           27.34%

-------------------------------
*     Less than 1% of Peoples's outstanding stock.

(1) Unless otherwise indicated, the named person has sole voting and investment power with respect to all shares.
(2) Includes 2,787 shares owned by Mr. Clark's minor children and 722 shares owned by Mr. Clark's wife.
(3) Includes 4,389 shares owned jointly by Mr. Hill and his wife and 165 shares owned by Mr. Hill's wife.
(4) Includes 89,100 shares owned by Nylon Capital Shopping Center, Inc. for which Mr. Horsey serves as President, but does not own any beneficial interest, and 864 shares owned by Mr. Horsey's wife.
(5)   Includes 5,310 shares owned jointly by Mr. Moore and his wife.
(6) Includes 1,365 shares owned jointly by Mr. Owens and his wife and 185 shares owned independently by Mr. Owens's wife.
(7) Includes 46,920 shares owned by a family trust and 1,422 shares owned by Mr. Rasin's wife.
(8) Includes 9,000 shares owned by family trust accounts and 1,800 shares owned by Mr. Skipp's minor children.
(9) Includes 8,100 shares owned by three family trusts, and 1,500 shares owned by a family partnership.
(10) Includes 6,843 shares owned jointly by Mr. Wheatley and his wife and shares owned by Mr. Wheatley's wife.
(11) All directors and executive officers may be contacted at Peoples' corporate offices by addressing correspondence to the appropriate person, care of Peoples Bancorp Inc., 100 Spring Avenue, P. O. Box 210, Chestertown, Maryland 21620-0210.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Bylaws of Peoples provide that the Board of Directors shall consist of not less than seven nor more than 14 individuals with the exact number of directors to be fixed from time to time, within that range, by the Board of Directors. The Board of Directors currently has fixed the number of directors at 14. All 14 of the current nominees presently serve as directors and were last elected at the Annual Meeting of Peoples held on May 17, 2000.

Each Nominee has indicated he or she is able and willing to serve on the Board of Directors. If any nominee becomes unable to serve, the shares represented by properly completed proxies will be voted for the election of substitute directors recommended by the Board of Directors. At this time, the Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

Your Company's Board of Directors unanimously recommends a vote FOR the election of each of the Nominees named below as directors of the Company.

The following material contains information concerning the nominees for election:

Robert W. Clark, Jr. (1)   Mr. Clark, age 51, has served as a director of
     the Bank and Peoples since January 1998. He is in the agricultural business and at the present time is manager of Hopewell Farm and owner of Fair Promise Farm.

LaMonte E. Cooke (2)   Mr. Cooke, age 49, has served as a director of the
     Bank and Peoples since December 1997. He is presently serving as Administrative Director of Queen Anne's County Maryland detention center in Centreville, Maryland.

Gary B. Fellows (1)(3)   Mr. Fellows, age 49, has served as a director of
     the Bank and Peoples since December 1997. He is a partner in the Fellows Helfenbein & Newnam Funeral Home PA and a partner in the Eastern Shore Genesis Partnership.

Herman E. Hill, Jr. (4)   Mr. Hill, age 55, has served as a director of
     the Bank since January 1994, and Peoples since its inception in 1997. He is in the agricultural business and is President of Herman E. Hill & Son, Inc. He is also a partner in Kent Hills LLC, Massey LLC, Bakers Lane LLC, Linden LLC and KWest LLC.

Elmer E. Horsey (1)(2)(3)   Mr. Horsey, age 68, has served as a director of
     the Bank since September 1983 and Peoples since its inception in 1997. Mr. Horsey is President of Nylon Capital Shopping Center, Inc. He also is a director, secretary and treasurer of Delmarva Publications, Inc.
     He is a director and secretary of Unity, Inc. and a partner in the H & S Investment Trust. He is a trustee under Deed of Trust of Ld'AC, dated August 19, 1960. He is Chairman of the Personnel/Compensation Committee, as well as a trustee of the Employees' Retirement Plan.

Arthur E. Kendall (1)(2)   Mr. Kendall, age 48, has served as a director of
     the Bank since July 1994 and Peoples since its inception in 1997. He is a director and President of K-Foods, Inc. He is also a partner in Lady Luck Associates LLC.

P. Patrick McClary (2)(3)(4)   Mr. McClary, age 60, has served as a director
     of the Bank since February 1991 and Peoples since its inception in 1997. He is a director & President of Gunther McClary Real Estate, Inc. and P. Patrick McClary Real Estate, Inc. He is secretary of REASAP, Inc.

Robert A. Moore (1)   Mr. Moore, age 67, has served as a director of the Bank
     since February 1975 and Peoples since its inception in 1997. He is Chairman of the Executive Committee and the Audit Committee, as well as a trustee of the Employees' Retirement Plan.

E. Roy Owens (1)(2)(3)(4)   Mr. Owens, age 68, is presently serving as
     Chairman of the Board of the Bank and Peoples. He is a member of the Executive Committee and a nonvoting member of the Audit Committee of the Bank and Peoples. He also serves as a trustee of the Employees' Retirement Plan.

Alexander P. Rasin, III (4)   Mr. Rasin, age 57, has served as a director of
     the Bank since September 1975 and Peoples since its inception in 1997. He is a partner in the law firm of Rasin, Wright and Wootton and serves the Bank as its legal counsel. He is Chairman of the Nominating Committee.

Stefan R. Skipp (3)(4)   Mr. Skipp, age 58, has served as a director of the
     Bank since May 1979 and Peoples since its inception in 1997. He is currently serving as District Public Defender in the State of Maryland. He is Chairman of the Investment Committee.

Thomas G. Stevenson (1)(3)   Mr. Stevenson, age 53, has served as a director
     of the Bank since August 1990 and Peoples since its inception in 1997. He is President and Chief Financial Officer of the Bank and Peoples. He is a member of the Executive Committee and a nonvoting member of the Audit Committee of the Bank and Peoples.

Elizabeth A. Strong (2)   Mrs. Strong, age 52, has served as a director
     of the Bank since January1995 and Peoples since its inception in 1997. She is owner and manager of the Rock Hall Insurance Agency in Rock Hall, Maryland. She is a trustee of the Employees' Retirement Plan of the Bank.

William G. Wheatley   Mr. Wheatley, age 48, has served as a director of the
     Bank since December 1996 and Peoples since its inception in 1997. He is a Senior Vice-President and Loan Administrator of the Bank.

----------------------
(1)---Member of the Audit Committee
(2)---Member of the Personnel/Compensation Committee
(3)---Member of the Investment Committee
(4)---Member of the Nominating Committee

OTHER EXECUTIVE OFFICERS

Certain information regarding other employees participating in major matters of the Bank other than those previously mentioned is set forth below.

H. Lawrence Lyons    Mr. Lyons, age 48, is a Senior Vice-President in
                     charge of operations of the Bank. He also supervises the activity in the Bank conducted through the Invest
                     Financial Corporation.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

How Often did the Board Meet During 2000?

The Board of Directors of Peoples and the Board of Directors of the Bank each met 24 times during the year ended December 31, 2000. Both Boards of Directors met twice each month. The following director is the only current director that attended fewer than 75% of the total number of meetings of both Boards and committees to which the director was assigned during 2000:
Director Herman E. Hill attended 58% of all such meetings.

How are Directors Compensated?

Directors who are not employees of the Bank receive a maximum monthly fee of $560 for Board meetings attended and a maximum fee of $180 for monthly Executive Committee meetings attended. Each director has an opportunity to serve on the Executive Committee quarterly on a rotating basis of two directors each quarter. Other committee fees are paid on the basis of $120 per meeting attended. Each Board Member is paid a $1,000 retainer fee for each year served in addition to the aforementioned fees. The Secretary of the Board and committee chairmen are paid slightly more than the other members. Directors do not receive additional fees for their service as directors of Peoples. Employee directors are not compensated for attendance at Board or committee meetings.

What Committees has the Board Established?

As of the date of this Proxy Statement, the Board of Directors has an Audit Committee, Personnel/Compensation Committee, Investment Committee and a Nominating Committee.

Audit Committee. The Audit Committee held 4 meetings during 2000. Its current members are Messrs. Moore, Chairman, Clark, Fellows, Horsey and Kendall. Mr. Owens and Mr. Stevenson are also members of the committee, but they do not have any voting power. The duties of the Audit Committee include reviewing the Audit Program each quarter including any enhancements that have been adopted. It also reviews the scope of the independent annual audit and internal audits. It also reviews the independent accountants letter to management concerning the effectiveness of Peoples and the Bank's internal financial and accounting controls and management's response to that letter. In addition, the Committee usually reviews and recommends to the Board the firm to be engaged as Peoples and the Bank's independent accountants. The committee may also examine and consider other matters relating to the financial affairs of Peoples and the Bank as it determines appropriate.

Personnel/Compensation Committee. The Personnel/Compensation Committee met 3 times during 2000. Its current members are Mr. Horsey, Chairman, Cooke, Kendall, McClary, Owens and Strong. The purpose of the Personnel/Compensation Committee is to review and recommend approval to the Board of Directors of all compensation and benefit policies of the Bank. In addition, the committee recommends to the Board the compensation to be paid to all officers of the Bank.

Investment Committee. The Investment Committee met one time during 2000. Its current members are Mr. Skipp, Chairman, Fellows, Horsey, McClary, Owens and Stevenson. The purpose of the Investment Committee is to supervise and guide management's decisions in the investing of excess funds in the securities portfolio along guidelines established by the Board of Directors. The Investment Committee reviews objectives set by the Board as often as necessary to allow timely adjustments in coordination with the mix of loans and interest bearing assets, deposits, capital requirements and other funds management policies.

Nominating Committee. The Nominating Committee meets periodically and makes certain recommendations to the Board of Directors of the Bank and Peoples concerning officers and un-expired terms of directors, if applicable.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or allocated for services rendered to the Bank in all capacities during the years ended December 31, 1998, 1999 and 2000 by the chief executive officer of the Bank. The Compensation of other members of executive management is not required to be provided because the base compensation of each of such individuals does not exceed $100,000.

SUMMARY COMPENSATION TABLE

                                                         Salary   Bonus
      Name and Principal Position               Year      ($)       ($)
      ---------------------------              -----     -------  ------

      E. Roy Owens, Chairman and CEO...........2000   130,000     18,786

      E. Roy Owens, Chairman and CEO...........1999   125,000     14,060

      E. Roy Owens, Chairman and CEO...........1998   122,000     18,915

The Bank has no employment agreements, termination of employment, or change-in-control agreements or understandings with any of its directors, executive officers or any other party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past year the Bank had banking transactions in the ordinary course of its business with:

* its directors and nominees for directors
* its executive officers
* its 5% or greater shareholders
* members of the immediately family of its directors, nominees for directors or executive officers and 5% shareholders
* the associates of such persons.

Such transactions have been on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2000, the balance of the loans outstanding to directors, executive officers, owners of 5% or more of the outstanding Common Stock, and their associates, including loans guaranteed by such persons, aggregated $4,650,695.39 which represented approximately 26.12% of Peoples' equity capital accounts.

Alexander P. Rasin, III, a director of both Peoples and the Bank, is a partner in the law firm of Rasin, Wright and Wootton, which performs legal services for the Company and its subsidiaries. Management believes that the terms of these transactions were at least as favorable to Peoples as could have been obtained elsewhere.

Robert A. Moore, a director of both Peoples and the Bank, is the former Chairman of Dukes-Moore Insurance Agency, Inc. which is now owned and managed by his son. The Dukes-Moore Insurance Agency is an insurance brokerage firm through which the Peoples and the Bank place various insurance policies. During the year of 2000 Peoples and the Bank placed various insurance policies with the Dukes-Moore Insurance Agency, Inc. which represented 3.48% of the commissions of the agency. Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and greater than 10% shareholders to file reports of their ownership and any changes in ownership of Peoples securities with the Securities and Exchange Commission. The directors, executive officers and greater than 10% shareholders are required by regulation to provide Peoples with a copy of any Section 16(a) reports that are filed. Since the Bank is the transfer agent of all of the common stock transactions, the Bank prepares the required form for the reporting person to sign. Peoples then transfers the form electronically to the Securities and Exchange Commission. Based on a review of copies of the reports executed by such individuals of Peoples, Peoples believes that all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with during the year ended December 31, 2000 except the following: Robert A. Clark, Jr., a director, filed a Form 4 report late because the electronic transmission was not accepted on the transmission date, Herman E. Hill, Jr., a director, filed a Form 4 report late because of an oversight by Peoples,
H. Lawrence Lyons, an executive officer, filed a Form 4 report late because of an oversight by Peoples, P. Patrick McClary, a director, filed a Form 4 late and a Form 5 report late because of oversights by Peoples, E. Roy Owens, a director, filed two Form 4 reports late because of an oversight by Mr. Owens and because the electronic transmission was not accepted on the transmission date, Alexander P. Rasin, III, a director, filed a Form 4 late because of an oversight by Peoples.




PROPOSAL TWO:  RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of both Peoples and the Bank proposes and recommends the election of Rowles & Company as independent certified public accountants to make an examination of the accounts for the year ending December 31, 2001.

Rowles & Company served as People's and the Bank's independent public accountant and auditor for 2000. Representatives of Rowles & Company are expected to be present at the Annual Meeting and will have the opportunity to make a statement or statements if they desire. They will be available to respond to appropriate questions regarding the Company's consolidated financial statements for 2000. Shareholders are not required to take action on this retention, but the Board of Directors deems it appropriate to ask shareholders to approve the Board's decision in this regard.

The Board of Directors recommends a vote "FOR" ratifying the selection of Rowles & Company as the Company's independent public accountants for 2001.

SHAREHOLDERS PROPOSALS FOR THE 2002 ANNUAL MEETING

Proposals of shareholders to be presented at the 2002 annual meeting of Peoples must be received prior to December 12, 2001 (120 days before the date of mailing based on the mailing date of this year's Proxy Statement) and meet all other requirements in order to be included in the proxy statement for such meeting. Additionally, Peoples will be authorized to exercise discretionary voting authority with respect to any stockholder proposal to be considered at the 2002 Annual Meeting that is not disclosed in Peoples' 2002 Proxy Statement if the Company has received written notice of such proposal by March 1, 2002 (45 days before the date of the mailing based on the mailing date of this year's Proxy Statement). In order to curtail controversy as to compliance with this requirement, shareholders are urged to submit proposals to the Executive Secretary of Peoples by Certified Mail-Return Receipt Requested.

FINANCIAL STATEMENTS

     A copy of Peoples Annual Report containing audited financial statements for the year ended December 31, 2000, accompanies this Proxy Statement. A copy of Form 10-KSB, as filed with the Securities and Exchange Commission, may be obtained without charge, upon written request to Marie Brennan, Executive Secretary, Peoples Bancorp, Inc., 100 Spring Avenue, P. O. Box 210, Chestertown, MD 21620-0210.

OTHER MATTERS

     The management of Peoples knows of no other matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of Peoples.


Chestertown, Maryland                        By Order of the Board of Directors
March 1, 2001


                                             Robert A. Moore
                                             Secretary